Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 3, 2009--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2009. Revenues for the third quarter were $0.4 million, compared to $4.9 million for the same period in 2008. Net loss for the third quarter was $24.4 million, compared to a net loss of $24.1 million for the same period in 2008. At September 30, 2009, XenoPort had cash, cash equivalents and short-term investments of $156.6 million.

Development Pipeline Update

Since the start of the third quarter, XenoPort or its partners have advanced the development of XenoPort’s product candidates as follows:

  XenoPort initiated a multi-center, double-blind, placebo-controlled Phase 2b clinical trial of arbaclofen placarbil (AP), also known as XP19986, in patients with gastroesophageal reflux disease (GERD) who remain symptomatic despite treatment with proton pump inhibitors (PPIs). This trial is designed to assess the efficacy and safety of AP as adjunctive therapy to PPIs and is expected to enroll approximately 425 patients. Subjects with a history of incomplete response to a PPI will undergo a four-week baseline treatment on PPI therapy followed by a six-week treatment period on PPI therapy plus either 20 mg or 40 mg of AP dosed once daily, 20 mg or 30 mg of AP dosed twice daily or placebo. The primary endpoint of the trial will examine heartburn. Regurgitation will be assessed as a key secondary endpoint.
  XenoPort’s partner, GlaxoSmithKline (GSK), completed a double-blind, placebo-controlled, cross-over Phase 3b polysomnography (PSG) clinical trial of XP13512 to evaluate the potential sleep benefits of XP13512 in patients with moderate-to-severe primary restless legs syndrome (RLS). XP13512 demonstrated statistically significant improvement compared to placebo on the primary endpoint of the trial, which was Wake Time During Sleep measured by PSG (p<0.0001). XP13512 was generally well tolerated, with dizziness and somnolence being the most frequently reported treatment-emergent adverse events.
  GSK completed a fourteen-week, double-blind, placebo-controlled Phase 2b clinical trial of XP13512 that enrolled 376 subjects with post-herpetic neuralgia (PHN) who had been experiencing pain for at least three months following healing of the herpes zoster skin rash. Subjects were randomized to receive placebo, 1200, 2400 or 3600 mg/day of XP13512 dosed twice a day. All doses of XP13512 demonstrated statistically significant improvements over placebo on the primary endpoint, which was the change from baseline to the end of maintenance treatment in the 24-hour average pain intensity score. XP13512 was generally well tolerated at all doses in this study. The most common adverse events were dizziness and somnolence, and most of these adverse events were mild or moderate in intensity.
  GSK completed a double-blind, two-period cross-over Phase 2 clinical trial of XP13512 in subjects diagnosed with PHN who had been experiencing pain for at least three months following healing of the herpes zoster skin rash. Subjects with a history of inadequate response to gabapentin (N=138) entered a baseline period where they received a dose of 1800 mg/day of gabapentin for two weeks. Subjects (N=96) who had a 24-hour average pain score of at least four on the 11-point pain intensity rating scale were then randomized to receive either 1200 mg/day of XP13512 for the first 28-day treatment period followed by 3600 mg/day for the second 28-day treatment period, or 3600 mg/day followed by 1200 mg/day. In this trial, 3600 mg/day of XP13512 demonstrated a statistically significant improvement over 1200 mg/day of XP13512 on the primary endpoint, which was the change from baseline to the end of the treatment period in the 24-hour average pain intensity score. The only treatment-emergent adverse event occurring in greater than or equal to 5% of subjects taking XP13512 was nasopharyngitis. Among the other adverse events noted in this study, dizziness and somnolence occurred at rates of 4% and 3%, respectively, and were mild in intensity.

  Astellas Pharma Inc., XenoPort’s partner in Japan and five other Asian countries, announced that it plans to file a new drug application (NDA) with the Pharmaceutical and Medical Devices Agency in Japan for XP13512 as a potential treatment for RLS in the second half of its 2009 fiscal year, which ends on March 31, 2010.

“In the third quarter, we have made significant progress with our key development programs, XP13512 and AP,” said Ronald W. Barrett, Ph.D., chief executive officer of XenoPort. “We are encouraged by the results from the XP13512 neuropathic pain and RLS PSG studies, and look forward to the data from the migraine prevention study. We expect a response from the FDA on GSK’s XP13512 NDA for RLS by November 9, 2009, and further expect Astellas to file an NDA for RLS in Japan prior to March 31, 2009. Finally, we advanced the AP GERD program with the initiation of our Phase 2b clinical trial of AP as adjunctive therapy to PPIs in patients with GERD.”

XenoPort Third Quarter and Nine-Month Financial Results

Collaboration revenues were $0.4 million and $4.1 million for the three and nine months ended September 30, 2009, compared to $0.4 million and $6.6 million for the same periods in 2008. The decrease in collaboration revenue for the nine months ended September 30, 2009 compared to the same period in 2008 was the result of a decrease in revenue recognized under XenoPort’s collaboration agreement with Xanodyne Pharmaceuticals, Inc., which terminated in July 2009, partially offset by an increase in revenue recognized under the Astellas agreement related to the acceptance for review by the U.S. Food and Drug Administration (FDA) of the NDA for XP13512.

Net revenue from unconsolidated joint operating activities was $24,000 for the third quarter of 2009, compared to $4.5 million for the same period in 2008. Net revenue from unconsolidated joint operating activities was $24.4 million for the nine months ended September 30, 2009, compared to $24.7 million for the same period in 2008. The decrease in net revenue from unconsolidated joint operating activities in the three months ended September 30, 2009 compared to the same period in 2008 was the result of a decrease in revenue recognized from up-front license and milestone payments under the GSK agreement and the recognition of XenoPort’s share of pre-launch operating losses of XP13512. The decrease in net revenue from unconsolidated joint operating activities in the nine months ended September 30, 2009 compared to the same period in 2008 was the result of the recognition of XenoPort’s share of pre-launch operating losses of XP13512, partially offset by an increase in revenue recognized from up-front license and milestone payments under the GSK agreement.

Research and development expenses for the third quarter of 2009 were $17.0 million, compared to $23.7 million for the same period in 2008. Research and development expenses for the nine months ended September 30, 2009 were $54.0 million, compared to $60.9 million for the same period in 2008. The decrease in research and development expenses in the third quarter ended September 30, 2009 compared to the same period in 2008 was principally due to decreased development activities for XP13512, AP and other development programs, partially offset by increased development activities for XP21279 and personnel costs resulting from increased non-cash stock-based compensation. The decrease in research and development expenses in the nine months ended September 30, 2009 compared to the same period in 2008 was principally due to decreased development activities for XP13512 and other development programs, partially offset by increased development activities for XP21279 and personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

Selling, general and administrative expenses were $8.1 million for the third quarter of 2009, compared to $6.5 million for the same period in 2008. Selling, general and administrative expenses were $23.7 million for the nine months ended September 30, 2009, compared to $18.5 million for the same period in 2008. The increase in selling, general and administrative expenses in the third quarter and nine months ended September 30, 2009 compared to the same periods in 2008 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the third quarter of 2009 was $24.4 million, compared to a net loss of $24.1 million for the same period in 2008. Net loss for the nine months ended September 30, 2009 was $48.0 million, compared to a net loss of $43.8 million for the same period in 2008. Net loss per basic and diluted share was $0.81 in the third quarter of 2009 versus net loss per basic and diluted share of $0.96 for the same period in the prior year. For the nine-month period ended September 30, 2009, net loss per basic and diluted share was $1.70 versus net loss per basic and diluted share of $1.74 for the same period in 2008.

Conference Call

XenoPort will host a conference call at 4:30 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 38475337.

The replay of the conference call may be accessed after 7:30 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 38475337. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate, XP13512, in collaboration with Astellas and GSK. The FDA is currently reviewing GSK’s NDA for XP13512 as a potential treatment for moderate-to-severe primary RLS in the United States. XenoPort’s product candidates are being studied for the potential treatment of RLS, GERD, migraine headaches, neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development and commercialization of XP13512 and the timing thereof; XenoPort’s future clinical development programs for AP and the timing thereof; the therapeutic and commercial potential of XP13512 and AP; the suitability of XP13512 as a treatment for RLS, neuropathic pain and prevention of migraine headaches; the suitability of AP as a treatment for GERD and spasticity; U.S. and Japanese regulatory processes and the timing thereof; and XenoPort’s and its partners’ future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expect,” “plans,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; risks related to the uncertainty of the FDA approval process, the Japanese NDA filing process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10Q filed with the Securities and Exchange Commission on August 6, 2009. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

XNPT2F

XENOPORT, INC.
BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2009	2008
	(In thousands)
Current assets:
Cash and cash equivalents	$18,798	$66,050
Short-term investments	137,784	86,733
Other current assets	4,073	2,920
Total current assets	160,655	155,703
Property and equipment, net	11,211	11,470
Long-term assets and other	2,028	1,924
Total assets	$173,894	$169,097
Current liabilities:
Current liabilities	$15,682	$26,868
Total current liabilities	15,682	26,868
Deferred revenue	17,677	19,172
Other noncurrent liabilities	209	1,083
Stockholders’ equity:
Common stock	30	27
Additional paid-in capital and other	426,885	360,550
Accumulated deficit	(286,589)	(238,603)
Total stockholders’ equity	140,326	121,974
Total liabilities and stockholders’ equity	$173,894	$169,097

XENOPORT, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$379	$379	$4,137	$6,637
Net revenue from unconsolidated joint operating activities	24	4,484	24,374	24,744
Total revenues	403	4,863	28,511	31,381
Operating expenses:
Research and development*	17,000	23,709	54,017	60,869
Selling, general and administrative*	8,116	6,537	23,657	18,485
Total operating expenses	25,116	30,246	77,674	79,354
Loss from operations	(24,713)	(25,383)	(49,163)	(47,973)
Interest income	226	909	1,080	3,934
Interest and other expenses	(24)	(29)	(40)	(165)
Loss before income taxes	(24,511)	(24,503)	(48,123)	(44,204)
Income tax benefit	(137)	(390)	(137)	(390)
Net loss	$(24,374)	$(24,113)	$(47,986)	$(43,814)
Basic and diluted net loss per share	$(0.81)	$(0.96)	$(1.70)	$(1.74)
Shares used to compute basic and diluted net loss per share	30,048	25,215	28,230	25,135

* Includes employee non-cash stock-based compensation as follows:
Research and development	$2,589	$2,116	$7,722	$5,669
Selling, general and administrative	2,130	1,747	6,248	4,764
Total stock-based compensation expense	$4,719	$3,863	$13,970	$10,433

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com